Exhibit 3.1

PIKE CORPORATION

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

ARTICLE I

The name of the corporation is “Pike Corporation” (hereinafter referred to as the “Corporation”).

ARTICLE II

The street address and county of the registered office of the Corporation in the State of North Carolina is 327 Hillsborough Street, Raleigh, Wake County, North Carolina 27603, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The street address and county of the principal office of the Corporation is 100 Pike Way, Mount Airy, Surry County, North Carolina 27030.

ARTICLE IV

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the North Carolina Business Corporation Act, as amended (the “NCBCA”).

ARTICLE V

Section 5.01 The Corporation shall have authority to issue two hundred million (200,000,000) shares, consisting of (a) one hundred million (100,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”); and (b) one hundred million (100,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Section 5.02 All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same preferences, limitations and relative rights. On all matters to be voted on by the Corporation’s shareholders, each holder of record of shares of Common Stock will be entitled to one vote per share so held; provided, however, that, except as otherwise required by law, holders of shares of Common Stock, as such, shall not be entitled to vote on any amendment to these Amended and Restated Articles of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to these Amended and Restated Articles of Incorporation or pursuant to the NCBCA.

When and as dividends are declared or paid on shares of Common Stock, whether in cash, property or securities of the Corporation, each holder of record of shares of Common Stock will be entitled to a ratable portion of such dividend, based upon the number of shares of Common Stock then held of record by each such holder. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the

Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of shares held by each such holder.

Section 5.03 The Preferred Stock may be issued from time to time in one or more series, the shares of each such series to have such designations, preferences, relative rights and powers, including voting powers (or qualifications, limitations or restrictions thereof) as are stated in the amendment or amendments to these Amended and Restated Articles of Incorporation providing for the issuance of such series adopted by the Board of Directors of the Corporation. Authority is expressly granted to the Board of Directors, subject to the provisions hereof and to any limitations provided under the NCBCA, to authorize the issuance of one or more series within the class of Preferred Stock, and with respect to each such series to determine and fix by amendment or amendments to these Amended and Restated Articles of Incorporation the designations, preferences, relative rights and powers, including voting powers, full or limited, or no voting power, of such shares, or the qualifications, limitations or restrictions of such shares. This paragraph is intended to afford to the Board of Directors the maximum authority permitted under Section 55-6-02 of the NCBCA.

ARTICLE VI

Section 6.01 The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed by or pursuant to the provisions of Article V of these Amended and Restated Articles of Incorporation relating to the rights of the holders of any series of Preferred Stock, the number of the directors of the Corporation shall be fixed from time to time by the Board of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock pursuant to the provisions of these Amended and Restated Articles of Incorporation or any resolution or resolutions providing for the issuance of such class or series of stock adopted by the Board of Directors, shall be elected by the shareholders entitled to vote thereon at each annual meeting of shareholders and shall hold office until the next annual meeting of shareholders and until each of their successors shall have been elected and qualified. The election of directors need not be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 6.02 Except as otherwise provided for or fixed by or pursuant to the provisions of Article V of these Amended and Restated Articles of Incorporation relating to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 6.03 There shall be no limitation on the qualifications of any person to be a director or on the ability of any director to vote on any matter brought before the Board of Directors, except as required by applicable law.

ARTICLE VII

Section 7.01 Shareholders of the Corporation may not take action by written consent in lieu of a meeting.

Section 7.02 Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the shareholders of the Corporation may be effected at a duly called annual or special meeting of shareholders of the Corporation.

ARTICLE VIII

Section 8.01 In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend, alter, change and repeal the Bylaws of the Corporation, including any bylaw adopted, altered or amended by shareholders. Except as otherwise provided by law, any amendment, alteration, change, addition or repeal of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation by the shareholders of the Corporation shall require the affirmative vote of a majority of the votes cast by the shareholders entitled to vote thereon who are present in person or represented by proxy. For purposes of this Section, “a majority of the votes cast” means that the number of votes cast “for” such amendment, alteration, change, addition or repeal must exceed the number of votes cast “against” such amendment, alteration, change, addition or repeal.

Section 8.02 Except as set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this reservation.

ARTICLE IX

The Corporation shall be entitled to treat the person in whose name any shares are registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not the Corporation shall have notice thereof, except as required by applicable law.

ARTICLE X

Meetings of shareholders may be held within or without the State of North Carolina, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in applicable law) inside or outside the State of North Carolina at such place as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

The shareholders of the Corporation shall have no right to cumulate their votes for the election of directors.

ARTICLE XII

The provisions of Article 9 and Article 9A of the NCBCA shall not apply to the Corporation.

ARTICLE XIII

Section 13.01 No director of the Corporation shall have personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of any duty as a director; provided, however, that the foregoing shall not limit or eliminate the personal liability of a director with respect to (i) acts or omissions that such director at the time of such breach knew or believed were clearly in conflict with the best interests of the Corporation, (ii) any liability under Section 55-8-33 of the NCBCA or any successor provision, or (iii) any transaction from which such director derived an improper personal benefit. For purposes of this Section, the term “improper personal benefit” does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his or her services as a director, officer, employee, independent contractor, attorney or consultant of the Corporation.

Section 13.02 Notwithstanding Section 13.01, in the event that the NCBCA is amended or enacted to permit further limitation or elimination of the personal liability of directors, the personal liability of the Corporation’s directors shall be limited or eliminated to the fullest extent permitted by applicable law.

Section 13.03 This Article XIII shall not affect any provision permitted under the NCBCA in the articles of incorporation, bylaws or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability. No amendment or repeal of this Article XIII shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

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